Exhibit 10.19

Non-Employee Director Compensation Summary

CuraGen Corporation’s (the “Company”) non-employee directors are currently: (i) Vincent T. DeVita Jr., M.D.; (ii) Frank M. Armstrong, M.D.; (iii) John H. Forsgren; (iv) James J. Noble, M.A., F.C.A.; (v) Robert E. Patricelli; .; and (vi) Patrick J. Zenner. The compensation structure for the Company’s non-employee directors is as follows:

Grant of Options Upon Appointment

Each non-employee director will automatically receive an option to purchase 30,000 shares of the Company’s common stock upon appointment to the Company’s Board of Directors (the “Board”). These options will vest 1/3 upon grant, 1/3 upon the first anniversary of the date of grant, and 1/3 upon the second anniversary of the date of grant (vesting will be accelerated upon a 50% or greater change in control of the Company.)

Grant of Additional Stock Options

Each non-employee director who continues to serve on the Board will automatically receive an option to purchase 15,000 shares of the Company’s common stock, granted in conjunction with each year’s Annual Meeting, such option vesting immediately.

The Non-Executive Chairman of the Board will receive an option to purchase 7,500 shares of the Company’s common stock , granted in conjunction with each year’s Annual Meeting (or granted on the date of appointment to the position and prorated for the first fiscal year of appointment, the fiscal year ending with the date of the next regularly scheduled Annual Meeting), such option vesting immediately.

The Audit Committee Chair will receive an option to purchase 5,000 shares of the Company’s common stock, granted in conjunction with each year’s Annual Meeting (or granted on the date of appointment to the position and prorated for the first fiscal year of appointment, the fiscal year ending with the date of the next regularly scheduled Annual Meeting), such option vesting immediately.

The Compensation Committee Chair and the Nominating & Governance Committee Chair will receive an option to purchase 2,500 shares of the Company’s common stock, granted in conjunction with each year’s Annual Meeting (or granted on the date of appointment to the position and prorated for the first fiscal year of appointment, the fiscal year ending with the date of the next regularly scheduled Annual Meeting), such option vesting immediately.

Payment of Fees: Reimbursement of Travel and Other Expenses

In addition to the above mentioned stock option grants, each non-employee director will receive an annual retainer of $20,000 for his service on the Board during 2008. [This retainer will be prorated for any non-employee director who serves for only part of the year.] Additional amounts will be paid to the non-employee directors during 2008 as follows:

Position	Additional Fees
Non-Executive Chairman of the Board - Retainer	$30,000
Audit Committee Chair – Retainer	$15,000
Compensation Committee Chair - Retainer	$10,000
Nominating & Governance Committee Chair - Retainer	$10,000
Board meeting fee - regular meeting	$1,500
Board meeting fee - telephonic meeting	$750
Audit Committee meeting - Each member	$1,250
Compensation Committee meeting - Each member	$1,000
Nominating & Governance meeting - Each member	$1,000
Audit Committee telephonic meeting - Each member	$1,000
Compensation Committee telephonic meeting - Each member	$750
Nominating & Governance telephonic meeting - Each member	$750
Per diem for additional work performed on site, in support of Board and/or Committee responsibilities	$1,000

All retainer amounts will be paid quarterly during the fiscal year. Non-employee directors also receive reimbursement for reasonable travel and other expenses in connection with attending Board and committee meetings during the fiscal year.